Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 2, 2026, with respect to financial statements of Xtreme Solution Pte. Ltd. as of March 31, 2026 and 2025 and for the years then ended included in the Form 6-K of YYForce Inc. filed on October 2, 2026. We consent to the incorporation by reference of the said report in the Registration Statement on Form F-3, as amended (File Nos. 333-297406 and 333-286705), and Form S-8 (File Nos. 333-291844, 333-284540 and 333-283532).

/s/ CT International LUP

CT International LLP

San Francisco, California

October 5, 2026